Exhibit 10.3

COMPILED AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This will confirm the offer of employment I have made to you on behalf of the Federal Agricultural Corporation (FAMC), on the following terms and conditions:

1.           Term.  The Term of this Agreement shall continue until July 1, 2012 or any earlier effective date of termination pursuant to Paragraph 8 hereof (the “Term”).1

2.           Scope of Authority and Employment.  You will report directly to the President of Farmer Mac.  You will have responsibility for the treasury and financial activities of Farmer Mac under business plans submitted by management to, and approved by, the Board of Directors of Farmer Mac.  You shall be an officer of Farmer Mac, with the title of Executive Vice President – Chief Financial Officer.

You will devote your best efforts and substantially all your time and endeavor to your duties hereunder, and you will not engage in any other gainful occupation without the prior written consent of Farmer Mac; provided, however, that this provision will not be construed to prevent you from personally, and for your own account or that of members of your immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac.  You will be employed to perform your duties at the principal office of Farmer Mac.  Notwithstanding this, it is expected that you will be required to travel a reasonable amount of time in the performance of your duties under this Agreement.2

3.           Compensation.  FAMC will pay to you the following aggregate compensation for all services rendered by you under this Agreement:

(a)        Base Salary.  As of July 1, 2008, you will be paid a base salary (the Base Salary) during the Term of Three Hundred Seventy-Two Thousand Thirty Dollars ($372,030) per year, payable in arrears on a bi-weekly basis; and3

(b)        Incentive Compensation.  In addition to your Base Salary, you will be paid additional payments during the term of this Agreement in respect of work performed by you during the preceding Planning Year (June 1 through May 31), or portion thereof as follows:  on June 1 of each year through and including the effective date of termination, an additional payment in an amount at the sole discretion of the Board of Directors if it determines that you have performed in an extraordinary manner your duties, pursuant to business plans proposed by management and approved by the Board of Directors, during the preceding Planning Year.4

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1  Last revised by Amendment No. 20, June 5, 2008.

2  Amendment No. 19, June 7, 2007.

3  Structure of 3(a) revised by Amendment No. 6, June 1, 1995.  Compensation amount last revised by Amendment No. 20, June 5, 2008.

4  Structure of 3(b) first revised by Amendment No. 3, June 1, 1993. Existing structure of 3(b) dates to Amendment No. 7, February 8, 1996.

4.            Expenses.  FAMC will reimburse you for your reasonable and necessary expenses incurred in carrying out your duties under this Agreement, including, without limitation, expenses for: travel; attending approved business meetings, conventions and similar gatherings; and business entertainment.  Reimbursement will be made to you within ten (10) days after presentation to FAMC of an itemized accounting and documentation of such expenses.  You will use your best efforts to notify the President of FAMC prior to incurring any such expenses of an extraordinary or unusual nature.

5.            Vacation and Sick Leave.  You will be entitled to four (4) weeks of paid vacation per year, to be taken in spans not exceeding two (2) weeks each. 5  Vacation rights will vest on June 10th of each year during the Term, and must be exercised within fourteen (14) months thereafter or forfeited.6  You will be entitled to reasonable and customary amounts of sick leave.

6.            Employee Benefits.  FAMC will provide you with all employee benefits regularly provided to employees of FAMC, and the following other (or upgraded) benefits: the best level of personal and family health insurance provided by Blue Cross-Blue Shield; major medical insurance; personal and family dental and vision insurance; an annual medical examination; business travel and personal accident insurance; life insurance in the amount of two hundred fifty  thousand dollars ($250,000); disability benefits at least equal to statutory benefits in the State of New York; a plan to set aside before-tax income to pay for future unreimbursed medical, dental, vision, and dependent day care expenses; and a savings plan established under Paragraph 401(k) of the Internal Revenue Code.  The providers of any insurance will be listed in Best’s Insurance Guide.  All of the foregoing is subject to the limitation that the total cost thereof will not exceed twenty five percent (25%) of your Base Pay, exclusive of administrative expense.  In the event that such cost limitation would be exceeded in any year, you will select among the foregoing a group of benefits within that cost limitation.

7.            Relocation Expenses.  It is agreed between the parties that you will be required to relocate your residence from that stated in the first paragraph of this Agreement to the Washington, D.C. metropolitan area.  FAMC will assume these expenses as follows:

(a)        Moving Expenses. FAMC will assume the reasonable costs of moving your household goods and personal property.  FAMC will pay directly for packing, crating, in-transit storage, and insurance costs in connection with the move.

(b)        Apartment Location or Home Purchase.  At your option, FAMC will reimburse your for either (but not both): (i) reasonable and customary fees of a broker who assists you in locating an apartment in the Washington, D.C. metropolitan area for which you sign a lease; or (ii) normal and customary closing costs of a new residence, excluding any fees that are calculated as a percentage of the price of the new residence, including, without limitation, applicable sales taxes, mortgage taxes, and document recording fees.

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5 Amendment No. 1, December 14, 1989.

6 Amendment No. 16, August 3, 2004 removed language added by Amendment No. 10, June 4, 1998.

(c)         Exploratory Trips.  FAMC will reimburse you for your expenses in making not more than three (3) two-day exploratory trips from New York to Washington to secure a new residence, including travel, lodging and meals.

(d)         Temporary Living Expenses.  If you precede the move of your residence to Washington to begin work, FAMC will reimburse you for reasonable travel between New York and Washington and living expenses for a period not to exceed ninety (90) days.

(e)         Adjustment for Taxes.  To the extent that any of the foregoing relocation expenses are treated as wages for federal, state or local income tax purposes, FAMC will “gross up” its reimbursement to you so that the net amount of reimbursement after tax will equal the actual amount of the reimbursement required to be paid to you.

Reimbursement of any of the foregoing Relocation Expenses incurred directly by you will be made to you within ten (10) days after presentation to FAMC of an itemized accounting and documentation of such expenses.

8.           Termination.

(a)        Events of Termination.  This Agreement will be terminated and the employment relationship between you and FAMC will be severed as set forth below:

(i)         FAMC may terminate your employment effective upon notice to you if you die or are incapacitated or disabled by accident, sickness or otherwise so as to render you (in the opinion of an independent medical consultant on the full-time faculty of Georgetown University School of Medicine) mentally or physically incapable of performing the services required to be performed by you under the terms of this Agreement for a period of at least sixty (60) consecutive days, or for sixty (60) days (whether consecutive or not) during any six-month period.

(ii)        FAMC may terminate your employment effective upon notice to you at any time for “cause.” For the purposes of this subsection, “cause” will mean only: (A) your willful failure to perform substantially your duties hereunder, other than any such failure resulting from your incapacity due to physical or mental illness; or (B) your willful engagement in activities contrary to the best interests of Farmer Mac.  For purposes of this subsection, no act, or failure to act on your part, shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Farmer Mac.7

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 7 Amendment No. 9, August 7, 1997.

(iii)       Farmer Mac may terminate your employment without “cause” at any time.  Such termination shall become effective on the earlier of July 1, 2012, or two years from the date of notice of such termination.8

(iv)       Notwithstanding the provisions of subsection 8(a)(iii) above, FAMC may terminate the employment of the Employee at any time after the passage by the Board of Directors of FAMC of a resolution authorizing the dissolution of FAMC.  Such termination of the Employee’s employment shall become effective on the later of eighteen (18) months after notice of termination or the date that such dissolution of FAMC becomes final as a matter of law, provided, however, that neither of the following shall be deemed to be a dissolution for purposes of this Agreement:  (1) dissolution of FAMC which becomes final as a matter of law more than twelve (12) months after adoption of the resolution of dissolution; or (2) incorporation, organization or reorganization of a corporation or other business entity which is substantially similar to FAMC and which uses substantially the same assets or equity as FAMC, within twelve (12) months of adoption of the resolution of dissolution.  As used herein, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code of 1986.9

(b)        Payment of Accrued Compensation.

(i)         Upon termination of this Agreement pursuant to preceding subsection (a), you (or your estate or heirs, as the case may be) will be entitled to receive all Base Salary, annual Bonuses, expense reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of such termination.  The obligations of FAMC under this subsection (b) will survive any termination of this Agreement.

(ii)        In the event of your voluntary termination of employment hereunder, FAMC will not be obligated to make any further compensation payments to you beyond those accrued prior to the effective date of such termination.

(c)        Disability Pay.  Upon termination of this Agreement pursuant to preceding subsection (a)(i), FAMC, in its discretion, will either:

(i)          continue to pay you (or your estate or heirs, as the case may be) for the lesser of twenty-four (24) months or the10 balance of the Term the difference between your current Base Salary and the amount of disability insurance payments received by you under insurance policies provided by FAMC in accordance with this Agreement; or

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 8 Last revised by Amendment No. 20, June 5, 2008.

 9 Amendment No. 2, February 14, 1991.

10 Amendment No. 2, February 14, 1991.

(ii)         pay you (or your estate or heirs, as the case may be) the present value of the payments described in preceding subsection (c)(i), discounted at a rate equal to the yield then available for two-year U.S. Treasury Notes, plus 50 basis points (0.50%).

(d)        Severance Pay.  Upon termination of this Agreement pursuant to preceding subsection 8(a)(iii), FAMC will pay you within thirty (30) days after such termination an aggregate amount in cash equal to one hundred percent (100%) of all Base Salary scheduled to be paid and not yet paid to you under this Agreement for the balance of the Term.11

(e)        Constructive Termination.  You may, at your option, deem this Agreement to have been terminated by FAMC in the event of its breach, including prospective breach, of any term hereof unremedied for thirty (30) days after notice thereof to FAMC.  Upon notice to FAMC of your exercise of this option, you will have the same rights under such a constructive termination as if FAMC had terminated your employment pursuant to preceding subsection (a)(iii).

9.           “Pari Passu” It is understood that the terms of this Agreement other than Base Salary, but including Bonus and length of term, will at your option be renegotiated on or within thirty (30) days after December 31, 1989, retroactively to the date of this Agreement with a view to placing you in a position as close as possible to that of other Vice Presidents of FAMC hired before that date and after the date hereof.

10.         Notices.  Any notice given under this Agreement will be sufficient if in writing and either:  (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1133 Twenty-First Street, N.W., Washington, D.C. 20036, attention President or, in the case of the Employee, 2737 Devonshire Place, N.W., Washington, DC  20008 (or to such other addresses as may be from time to time designated by notice from the recipient party to the other).  Any such notice will be effective upon actual receipt or refusal thereof.12

11.          Miscellaneous.

(a)           Governing Law.  This Agreement will be governed by, interpreted and enforced in accordance with the laws of the District of Columbia.

(b)           Waiver.  The waiver by any party of a breach of any provision of this Agreement will not operate as a waiver of any other breach of any provision of this Agreement by any party.

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11 Amendment No. 7, February 8, 1996.

12 Amendment No. 18, June 1, 2006.

(c)        Entire Agreement.  This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties hereto.

(d)        Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives and assigns.  This subsection is not to be construed to permit you to assign your obligation to perform the duties of your employment hereunder.  This subsection permits FAMC the right to assign this Agreement to a successor entity.

(e)        Severability.  If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances will, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each term, condition and provision of their Agreement will be valid and enforceable to the fullest extent permitted by law.

(f)         Action by FAMC.  Except as expressly provided otherwise in this Agreement, reference to actions, decisions, determinations or similar occurrences by FAMC (other than the execution of this Agreement and any modifications hereto or notices given hereunder) will mean the action, decision or determination of the President or a majority of the Board of Directors of FAMC.

12.          Agreement Not to Compete with Farmer Mac.  Notwithstanding anything in this Agreement to the contrary, in the event of the termination of your employment, for a period of two years thereafter, you shall not, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that directly or indirectly competes with any of the businesses of Farmer Mac in any manner, including without limitation, the acquisition and securitization (for capital market sale) of agricultural mortgage loans or USDA “guaranteed portions” (hereinafter referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not include the ownership of up to 20% of the common stock in a public company.13

13.          Agreement Not to Use Confidential or Proprietary Information.  Farmer Mac and you both recognize that you have access to and acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of your employment or association with Farmer Mac.  You hereby covenant and agree that you will retain all “Confidential  Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns.  You hereby covenant further that, in addition to your fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, you will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization, or use any such Confidential Information for your own account or for the account of any other person, except as required in connection with the performance of your services hereunder.  The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of Farmer Mac.  Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by you of this Section 11), or becomes available to you on a non-confidential basis from a source (other than Farmer Mac) that is not bound by a confidentiality agreement and does not breach his or her fiduciary responsibilities.  The provisions of this Section 13 shall survive the termination of this Agreement and the termination of your employment hereunder.14

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13 Amendment No. 9, August 7, 1997.

14 Amendment No. 9, August 7, 1997.

14.          Agreement Not to Solicit Farmer Mac Employees.  For a period of two years after the termination of your employment hereunder, you shall not, directly or indirectly, induce any employee of Farmer Mac who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization (for capital market sale) of Farmer Mac Qualified Loans to engage in any activity in which you are prohibited from engaging in under this Agreement, or to terminate such person’s employment with Farmer Mac.  You shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 12 hereof.  “Member of management” means the President, any Senior Vice President, Vice President or the Controller of Farmer Mac.15

Please signify your acceptance of the foregoing terms of employment by signing and returning to me the copy of this letter enclosed for the purpose.

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15 Amendment No. 9, August 7, 1997.